Exhibit 99.1

ATMI Completes Sale of LifeSciences Business to Pall Corporation

DANBURY, CT — February 20, 2014 — ATMI, Inc. (NASDAQ-GS: ATMI), a global technology company, announced today it has completed the sale of ATMI LifeSciences to Pall Corporation (NYSE: PLL).

As previously announced, the transaction includes all assets associated with the LifeSciences business. Cash proceeds from the transaction are approximately $185 million, subject to customary post-closing working capital adjustments. ATMI will report an after-tax gain during the first quarter of 2014 related to this transaction of approximately $68 million.

About ATMI

ATMI, Inc, a global technology company, provides specialty materials, material processing, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the microelectronics and other industries. For more information, please visit http://www.atmi.com.

ATMI and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2014 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor and life sciences industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

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Contact:	Troy Dewar
Vice President, Investor Relations and Corporate Communications
203.207.9349
tdewar@atmi.com